First Investors Management Company, Inc.

[First Investors Logo]

95 Wall Street

New York, New York 10005-4297

(212) 858-8000

July 20, 2007

EDGAR FILING

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:

Request for Acceleration

First Investors Tax Exempt Funds

Registration Statement on Form N-14

Pre-Effective Amendment No. 2 (“PEA 2”)

1933 Act File No. 333-143818

Dear Sir or Madam:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA 2 to its registration statement on Form N-14 be accelerated to July 24, 2007.  PEA 2 was filed on July 20, 2007.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FIRST INVESTORS TAX EXEMPT FUNDS

By: /s/ Kathryn S. Head________________

Kathryn S. Head

President

First Investors Corporation

[First Investors Logo]

95 Wall Street

New York, New York 10005-4297

(212) 858-8000

July 20, 2007

EDGAR FILING

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:

Request for Acceleration

First Investors Tax Exempt Funds

Registration Statement on Form N-14

Pre-Effective Amendment No. 2 (“PEA 2”)

1933 Act File No. 333-143818

Dear Sir or Madam:

As principal underwriter for First Investors Tax Exempt Funds (the “Trust”), the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of PEA 2 to its registration statement on Form N-14 be accelerated to July 24, 2007.  PEA 2 was filed on July 20, 2007.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FIRST INVESTORS CORPORATION

By: /s/ Kathryn S. Head________________

Kathryn S. Head

Chief Executive Officer